Exhibit 23.1

September 27, 2006

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Washington, D.C. 20549

Re: Stanford Management Ltd. - Form SB-2/A #16 Registration Statement

Dear Sirs:

As independent registered public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2/A #16 Registration Statement dated September 27, 2006, of the following:

•
Our Report to the Stockholders and Board of Directors of Stanford Management Ltd. dated April 11, 2006 on the financial statements of the Company as at August 31, 2005 and 2004 and for the year ended August 31, 2005 and for the period from September 24, 1998 (inception) to August 31, 2005.

In addition, we also consent to the reference to our firm included under the heading “Experts” in this Registration Statement.

Yours truly,

“DMCL”

Dale Matheson Carr-Hilton LaBonte LLP
Chartered Accountants
Vancouver, British Columbia